Exhibit 8.1
July 10, 2007
Calgon Carbon Corporation
Calgon Carbon Investments, Inc.
BSC Columbus, LLC
CCC Columbus, LLC
P.O. Box 717
Pittsburgh, Pennsylvania 15230
     Re: Registration Statement on Form S-1
Ladies and Gentlemen:
Calgon Carbon Corporation, a Delaware corporation (“Calgon Carbon”), and Calgon Carbon Investments, Inc., a Delaware corporation (“Calgon Carbon Investments”), BSC Columbus, LLC, a Delaware limited liability company (“BSC Columbus”), and CCC Columbus, LLC, a Delaware limited liability company (“CCC Columbus, and with Calgon Carbon Investments and BSC Columbus collectively, the “Guarantors”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Calgon Carbon and the Guarantors with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Calgon Carbon of $75,000,000 aggregate principal amount of its 5.00% Convertible Senior Notes due 2036 (the “Notes”) and up to 14,705,880 shares of common stock, $.01 par value (“Common Stock”), of Calgon Carbon issuable upon conversion of the Notes based upon an initial conversion rate of 196.0784 shares per $1,000 principal amount of the Notes, and by the Guarantors of their respective guarantees of the Notes (the “Guarantees”), of which a prospectus (the “Prospectus”) forms a part. In that capacity, we have been requested to provide our opinions with respect to certain of the federal income tax consequences of the transactions described in the Prospectus. Except as otherwise indicated herein, all capitalized terms used in this letter have the meaning assigned to them in the Prospectus.
     Our opinions are based on our understanding of the relevant facts concerning the transactions described in the Prospectus. We have examined and are familiar with (1) the Registration Statement and (2) the Indenture, dated as of August 18, 2006, by and among Calgon Carbon, the Guarantors and The Bank of New York, as trustee, (3) the Registration Rights Agreement, dated as of August 18, 2006, by and among Calgon Carbon, the Guarantors and the initial purchasers named therein and (4) such other documents as we have considered necessary for rendering our opinions. In connection with rendering our opinions, we have also assumed (without any independent investigation) that the transactions described in the Prospectus will be reported by Calgon Carbon and the Guarantors and Note holders for U.S. federal income tax purposes in a manner consistent with the opinions expressed below.
     Our opinions are based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the

“Regulations”), Internal Revenue Service rulings, and court cases interpreting the Code and the Regulations, all as in effect as of the date of this letter. Any of the Code, Regulations, rulings, or judicial decisions relied upon could be changed, perhaps retroactively, to affect adversely the federal income tax consequences of the transactions described in the Prospectus. Although the opinions expressed in this letter are based on our best interpretations of existing sources of law, no assurance can be given that such interpretations would be followed if they became the subject of judicial or administrative proceedings.
     We have reviewed the section of the Prospectus entitled “Material U.S. Federal Income and Estate Tax Consequences.” In our opinion, subject to the limitations, exceptions, assumptions and conditions set forth in such section and in this letter, the legal conclusions contained therein as they relate to U.S. federal income and estate tax matters represent our opinion as of the date hereof. We are expressing our opinions only with respect to the foregoing matters and no opinion should be inferred as to any other matters.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references in the Prospectus made to Kirkpatrick & Lockhart Preston Gates Ellis LLP in connection with the descriptions, discussions or summaries of U.S. federal income and estate tax matters, including references under the heading captioned “Material U.S. Federal Income and Estate Tax Consequences.”

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP

Kirkpatrick & Lockhart Preston Gates Ellis LLP